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                                                                    EXHIBIT 4.11

                                  TRANSLATION

                                TENANCY AGREEMENT

         Lessor (Party A)      :    Shenzhen Shekou Tai Shen Enterprises
                                    Shareholding Co. Ltd.
         Address               :    Room 212, Shek Wan Kok, Sun Street, Shekou
         "Leased Property Permit"   :     D12039
         Representative        :
         Address               :

         Lessee (Party B )     :    Jetcrown Industrial (Shenzhen) Limited
         Address               :    Wing Village Industrial Estate, Shekou,
                                    Shezhen
         Business Registration No. or Identity Card No. :     GuangDong Shezhen
                                                              Enterprises No.
                                                              300177

                  According to "Shenzhen Special Economic Zone Leased Property Ordinance" and its executing regulations, and through the sufficient negotiation of Party A and Party B, they signed this contract.

The contents of the contract are as follows:

         1. Party A owns and leases the property situate at Block D, Wing Village Industrial Estate, Nan Shan District, Shenzhen ( five floors in total ) to Party B. The construction area is 5,442.00 square meters in total.

         2. The rental period for the said property is five years, starting from 1 January 2002 to 31 December 2007.

         3. Party B can use the property for industrial purpose. In case Party B use the property for the other purpose, the approval of Party A should be sought. And Party B should complete all the reporting and approval procedures in respect of the change of property use according to the relevant legal regulations. And such change should be comply with the relevant fire prevention and security regulations of the country.

         4. Party A should make sure the usage of the property as mentioned in Term 3 above complies with the relevant rules and regulations. On the other hand, Party B should make sure the property usage complies with the rules as well during the rental period.

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         5.       The rental for the property is calculated at HONG KONG DOLLARS
                  TWENTY (HKD20.00) per square meter of construction area per month. Total monthly rental is HONG KONG DOLLARS ONE HUNDRED AND EIGHT THOUSAND EIGHT HUNDRED AND FORTY (HKD108,840.00). Rentals shall be paid on or before the 10th day of each month.

         6. Party A should hand over the property for Party B use. If the hand over date is later than that of the aforementioned, Party B is entitled to request to defer the effective date of the agreement, both parties should provide this term in writing.

         7. During the rental period, Party A shall be responsible to pay for the property tax, landuse fees and the rental housing management fees of the property. Party B shall be responsible for the water, electricity, cleaning and management charges and related charges.

         8. For the first month, Party A pay on behalf of Party B for those expenses should be borne by Party B. Party B should repay the said sum within ten days after the first month of usage. After that, Party B should prepay the said expenses. The amount to be prepaid equals to the actual sum for the previous month. The prepayment will be settled in next month. Party A should provide relevant documents to support the amount he collected. If Party B prepays the sum less than that for the whole month, Party A has the right to request Party B to do so. If Party B doesn't pay for a month, Party A is entitled to stop the provision of the relevant facilities for Party B's use. In case both parties provided otherwise, it will follow their agreement.

         9. This agreement sets out to provide the deposit guarantee. When Party A hand over the property, he is entitled to collect a guarantee sum. The guarantee sum is HONG KONG DOLLARS THREE HUNDRED THOUSAND (HKD300,000.00). After receiving the guarantee sum from Party B, Party A should provide receipt to Party B. Both parties should take the initiative to comply with all the terms set out in this agreement. If either party breaks the contract, then he should bear the legal responsibilities arising from this break.

         10. Party A should ensure the security of the property and its internal facilities complies to the relevant provisions of rules and regulations. Party B should use the property in normal way and protect the internal facilities of the property and prevent any abnormal damage. Upon the expiry of the agreement, Party B should hand over the property on time and ensure the property and its facilities are in good conditions (except normal depreciation), and should settle all those expenses borne by Party B.

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         11.      During the rental period, if there is an occurrence of damage or out of order of the property and its facilities which will prevent its safe and normal use, Party B should inform Party A in time and carry out effective measures; Party A after receiving Party B's notice should carry out repairs and maintenance works within fifteen days; if Party B cannot reach Party A or Party A refuses to repair, Party B can repair it instead after getting the certification of the agreement registration authority. Party A should bear the expenses arising from any maintenance (including those paid by Party B on behalf) under this term.

         12. If there is an occurrence of damage or out of order of the property and its facilities which arising from Party B's improper or unreasonable use, Party B should bear this responsibilities and repair or provide compensation in time. If Party B refuses to repair or compensate, Party A can repair it on behalf of Party B after getting the certification of the agreement registration authority. The repairs and maintenance charges should be borne by Party B.

         13. During the tenancy period, if Party A wants to alter, expand or renovate the property because of needs, with the agreement of Party B and approval of the relevant government department, improvement works can be carried out then. Both parties should sign a separate written agreement on this area. Similarly, Party B can renovate the property with the agreement of Party A and the approval of the relevant government department. Regarding this area, a separate written agreement is required as well.

         14. Without the written agreement of Party A, Party B is not allowed to sublet the property to third party either partly or wholly. With Party A's agreement to sublet the property, Party B should complete the registration procedures with the Leasing Property Department. But the period of sublet should not be longer than that of the original tenancy agreement made between Party A and B. Party B should also make sure the third party will not re-sublet the property to the fourth party.

         15. During the tenancy period, Party A wants to sell the property either wholly or partly, he should give one month notice to Party B. Party B has the first priority to purchase the property under the same conditions offered by the third party. If the property right has been transferred to a third party, Party A should make sure the new owner completed the contract as if the property right hasn't change.

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         16.      During the tenancy period, the contract will be terminated automatically under either one of the following conditions:

                  (1) an occurrence of natural disasters or accident, and as a result the contract cannot be completed;

                  (2) the government decides to make a requisition of the land on which the aforesaid property builds and the property has to torn down as a result;

                  (3) the "Leased Property Permit" of Party A becomes void.

                  If termination of contract is due to (3) above, Party A should indemnify Party B for any loss incurred.

         17. Party A reserves the right to terminate the contract because of either one of the following conditions. Party B should indemnify Party A for any loss incurred by the latter because of the termination of the contract.

                  (1) Party B doesn't pay the rental for more than two months;

                  (2) The miscellaneous expenses should be paid by B becomes overdue;

                  (3) Without the permission of Party A and the relevant government department, Party B change the use of the property;

                  (4)      Party B in breach of the provision set out in Item
                           (12), in other words, he refused to bear the responsibility of repair and maintenance or paid the related expenses and as a result, the property becomes serious damaged;

                  (5) Without the written permission of Party A and the relevant government department, Party B renovate the property;

                  (6) Without the permission of Party A, Party B sublet the property to third party.

                  Party A terminates the contract based on the aforesaid situations, he should order Party B to move out and take possession of the property by giving a written notice. Any remaining balance of the prepaid amount made by Party B should be returned to Party B. But Party B has no right to request the refund of rental deposit.

         18. Party B reserves the right to terminate the contract because of the following conditions. Party A should compensate Party B for any loss incurred arising from the termination.

                  (1) Party A delayed the handover of the property for more than two months;

                  (2) Party A in breach of the contract term (4), as a result, the property cannot be used for the purpose as stated before;

                  (3) Party A in breach of the contract term (11), in other words, he refused to bear the responsibility of repair and maintenance or paid the related expenses, and as a result, the property cannot be used for the purpose as stated before;

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                  (4)      Without the agreement of Party B and the approval of
                           the relevant government department, Party A carries out the alteration, expansion, or renovation works.

                  Party B terminates the contract because of the aforesaid conditions, he should give a written notice to Party A and he should move out at once. In this situation, Party B has the right to request Party A to compensate two times of the rental deposit, and refund the excess amount of the prepayment.

         19. Upon the expiry of the tenancy agreement, if Party B wants to renew the contract, he should inform Party A before the expiry. If Party A continues to rent out the property, Party B should be given a first priority to be the lessee under the same conditions as offered by third party. If both parties can reach an agreement on renewal, they should sign a new contract, which should be re-registered with the Contract Registration Registry.

         20. Upon the expiry of the contract, Party B should move out within thirty days of the expiry and then hand over the same to Party A. Party B doesn't move out and hand over the property, Party A can sue Party B through Court of People.

         21. If Party B doesn't pay the rental, he should pay a delay charge to Party A The delay charge should be number of days times 3% of the monthly rental.

         22. If Party B sublet wholly or partly of the property to third party without getting the permission of Party A, he is then required to pay an indemnity.

         23. If either party do not comply with the terms of the contract, and any loss of the other party arises from this, the party who break the contract should indemnify the actual loss and expected income of the victim party.

         24. If both parties want to insert or delete terms, it can be made in the Supplementary Clause. The provisions of Supplementary Clause and the main contract are of equal validity. If there shall be anything that is not provided for by this agreement, the parties can make any supplement after negotiation, and the supplement will of equal validity with the main contract only after the certification of the Contract Registration Registry.

         25. If there shall be any dispute arising through fulfillment, it should be solved by the discussions and negotiations of the parties. If there shall be no agreement made in negotiation, mediation can be made through the Contract Registration Registry or (1) request arbitration from the Shenzhen Arbitrating Committee (2) raise a prosecution in People's Court. ( Both parties should choose either one of the above two ways and tick as appropriate on the contract).

         26.      This contract is written in Chinese.

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         27.      This contract is made in three copies, Party A gets one copy and Party B gets one copies and the remaining will be kept in the Contract Registration Registry.

         28.      This contract takes effect after signed by two parties.

         Party A (Signature & Chop):              < Signed >
         Authorized Representative:
         Contact Telephone No.:
         Bank Account No.:
         Authorized Agent (Signature & Chop):

         Party B (Signature & Chop):     < Signed >
         Authorized Representative:
         Contact Telephone No.:
         Bank Account No.:
         Authorized Agent (Signature & Chop):

                                                  December 31, 2002

         Register (Signature & Chop):             < Signed >

                                                  December 31, 2002

         Contract Registration Registry (Signature & Chop):    < Signed >
                                                  December 31, 2002